Exhibit 9

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 28, 2022 by and between Boyalife Group Inc. (“Boyalife Group” or the “Purchaser”), and Boyalife Asset Holding II Inc (“BAHII” or the “Seller”) related to Common Stock and the Line-of-Credit of ThermoGenesis Holdings, Inc. (“ThermoGenesis”, or the “Company”) owned by the Seller.

WHEREAS, as of the Nasdaq market closing on July 28, 2022, the Company’s share price was $0.21 per share. BAHII held 12,281,091 shares of ThermoGenesis’ common stock and an Amended Note and Debt Facility (the “LOC”), expiring on March 6, 2023, for an aggregate principal of $7,000,000 plus accruing interests.

WHEREAS, pursuant to this Agreement, the Seller desires to sell to the Purchaser an aggregate of 12,281,091 shares of the ThermoGenesis Common Stock and all outstanding LOC (both common stock and LOC, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like owned by the Seller, the “Stock”), and the Purchaser desires to purchase the Stock from the Seller, at the purchase price listed below (the “Purchase Price”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
SALE OF SHARES

1.1    Purchase of Stock. Subject to the terms and conditions stated herein, the Seller agrees to sell, assign, transfer and deliver to the Purchaser all right, title and interest of the Seller in and to the Stock in exchange for the purchase price set forth below.

1.2    Price. The Purchaser shall pay to the Seller the Purchase Price for each ThermoGenesis’ share equal to $0.21 per share, which is the Nasdaq market closing price for the Company on July 28, 2022, for an aggregate of 12,281,091 shares of the Company’s common stock, and $7 million dollars for the outstanding LOC plus all accrued interest, convertible at $0.21 per share (subject to certain price adjustment). The total price paid for the purchase is $9,579,029.11 dollars.

1.3    Closing of Purchase. The closing of the purchase of the Shares provided for herein (the “Purchase Closing”) took place at the offices of ThermoGenesis Holdings Inc, 2711 Citrus Road, Rancho Cordova, CA 95742, on July 28, 2022. Upon signing the definitive agreement, all right, title and interest of the Seller to the Shares shall be transferred and assigned to the Purchaser.

1.4    Settlement of Account Payable. Subject to the terms and conditions stated herein, Boyalife Group agrees to deduct the obligations and interests that BAHII owes to Boyalife Group, in the amount of $9,579,029.11 USD.

ARTICLE 2
REPRESENTATIONS OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

2.1    Title to Stock. The Seller is the sole owner of the Stock has full power and authority to convey the Stock free and clear of all liens, encumbrances, restrictions and claims of every kind and, upon delivery of and payment for such Shares as herein provided, the Purchaser will acquire good and valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. Except as specifically contemplated by this Agreement, there is no outstanding subscription, warrant, call, commitment, obligation, option or other agreement or right of any kind to purchase or otherwise to receive or acquire from the Seller any interest in the Stock.

2.2    Binding Effect of Agreement. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

2.3    Access to Information; Disclosure. The Seller acknowledges that the Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of selling the Shares to the Purchaser at the price and on the terms set forth in herein.

ARTICLE 3
RELEASE OF CLAIMS

3.1    Blank.

ARTICLE 4
CLOSING CONDITIONS

4.1    Conditions to Closing. The obligations of the Seller under this Agreement are subject to the closing deliverables set forth in Section 4.2 having been delivered to the Seller, as applicable.

4.2    Closing Deliverables. The following actions shall be taken at the Purchase Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

(a)    The Purchaser shall execute the purchase agreement with terms agreeable to the Seller.

(b)    The Seller shall deliver to the Purchaser all stock certificates representing the Shares. The delivery of all stock certificates representing the Shares shall be the evidence of full and total payment of the Purchase Price by Purchaser to Seller.

ARTICLE 5
MISCELLANEOUS

5.1    Expenses. Except as otherwise specifically provided herein, the Purchaser and the Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

5.2    Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

5.3    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto.

5.4    Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

5.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours and if a copy of such notice is mailed that same day by registered or certified mail postage prepaid (if the facsimile was sent after normal business hours, then notice shall be deemed given on the next business day and a copy must be mailed on the next business day), (c) three (3) days after having been sent by registered or certified mail postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All such notices and communications shall be addressed as follows:

(i)    If to the Seller, to the address set forth beneath the Seller’s name on the signature page attached hereto;

(ii)    If to the Purchaser, to the address set forth beneath the Purchaser’s name on the signature page attached hereto.

Any party may change the address(es) for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

5.6    Further Assurances. The Seller covenant that, at any time and from time to time after the Secondary Purchase Closing Date, he will execute such additional instruments and take such actions as may be reasonably requested by the Purchaser to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

5.7    Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.8    Governing Law. This Agreement is being executed and delivered and is intended to be performed, in the State of Illinois, and the laws of such state shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

5.9    Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

5.10    Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by facsimile, email attachment in portable document format (.pdf), or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year first above written.

SELLER:

BOYALIFE ASSET HOLDING II INC

By:         /s/ Xiaochun Xu

Name:    XIAOCHUN XU

Title:      Authorized Signee

Address: 2453 S. ARCHER AVE, SUITE B

Chicago, IL 60616

United States

PURCHASER:

BOYALIFE GROUP INC

By:         /s/ Xiaochun Xu

Name:    XIAOCHUN XU

Title:      Authorized Signee

Address: 2453 S. ARCHER AVE, SUITE B

Chicago, IL 60616

United States